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                        July 21, 2023

       Alexandra Solomovskaya
       President
       Orion Bliss Corp.
       Ashdod
       Kalonite 9-57
       Israel 7724233

                                                        Re: Orion Bliss Corp.
                                                            Form 10-K for the
fiscal year ended April 30, 2023
                                                            Filed June 26, 2023
                                                            File No. 333-257326

       Dear Alexandra Solomovskaya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Industrial Applications and

                        Services